Exhibit 99.1

RAMACO RESOURCES REPORTS

SECOND QUARTER 2026 RESULTS

LEXINGTON, KY., August 4, 2026 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and is exploring a coal, rare earth, and other critical minerals project in Wyoming. Today it reported financial results for the three and six months ended June 30, 2026 (the “Results”).

SECOND QUARTER 2026 HIGHLIGHTS

●	The Company had a quarterly net loss of $(15.4) million and Class A diluted EPS of $(0.26).

●	The Company had quarterly Adjusted EBITDA of $5.7 million, defined as adjusted earnings before interest, taxes, depreciation, amortization, equity-based compensation, and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance, a non-GAAP measure (“Adjusted EBITDA”). See “Reconciliation of Non-GAAP Measures” below.

●	During the second quarter, the Company repurchased 3.5 million Class A common shares in the open market at an average price of $14.41 per share, spending approximately $51 million. Year to date, the Company has repurchased nearly 4.6 million Class A common shares at an average price of $14.44, spending almost $66 million. These repurchases represent over 8% of the Class A common shares outstanding. At these price levels, we believe share repurchases represent a prudent use of our capital.

●	The Company ended the second quarter with liquidity of $400.1 million, an increase of nearly 360% year over year. The Company’s balance sheet remains among the strongest in its history.

●	In its core metallurgical coal business, the Company had quarterly non-GAAP cash mine cost per ton sold of $99, which was $4 lower than the second quarter of 2025. (See “Reconciliation of Non-GAAP Measures” below.) This represented the fourth consecutive sub-$100 per ton cash cost quarter. The Company’s cash costs remain in the first quartile of the U.S. metallurgical coal cost curve.

●	In June, the Company’s Board of Directors (“Board”) approved a $25 million development project for the first two underground sections at our Maben Complex, with spending planned over the next 12 months. Given strong low-vol market conditions, we anticipate this will add 0.6 million premium low-vol tons of production at full capacity, at cash margins roughly double the Company’s overall second quarter margins.

MARKET COMMENTARY / 2026 OUTLOOK

Rare Earths and Critical Minerals:

●	As Ramaco continues its transition into a dual platform company, it released an independent conceptual study prepared by Hatch Associates Consultants, Inc. (“Hatch”) on July 29, 2026. The Hatch report provides a preliminary process definition to assess the financial viability of the Brook Mine critical mineral and rare earth project (the “Brook Project”). This report superseded an earlier July 2025 conceptual report prepared by Fluor Corp.

●	Internal modeling using the financial information on capital and operating costs from Hatch shows a potential net present value (NPV) of $8 billion for the Brook Mine and average annual adjusted EBITDA of $1.3 billion. These figures represent a material increase in the potential financial metrics for the Brook Project relative to the Fluor report.

●	The Hatch report preliminarily estimated the capital for construction of the project at $3.2 billion, with an additional contingency of ~$0.8 billion. The report further estimated timing for initial production to be in 2031. As the Brook Project evolves, we anticipate that further testing and engineering optimization will be deployed to compress the current estimated projected capital and timing.

●	As Hatch moves forward with a subsequent Preliminary Feasibility Study next year, we expect an interim study of revised economics by year-end 2026. We are also exploring various enhancements to the Brook Project such as the potential upside from blending e-waste and PVC into our carbonaceous feedstock as well as including other critical mineral elements in our product mix which have not been reported to date.

●	The Hatch report will be followed by a Technical Report Summary (“TRS”) for the Initial Assessment of the Brook Project, which will be focused on geological matters.

●	We remain in advanced discussions regarding potential domestic and international offtake transactions and non-dilutive third-party project financing involving public and private sectors.

●	The pilot plant’s building structure continues to be constructed in Wyoming, with completion of the building structure expected in the fall of 2026. The interior equipment and testing facilities are being fabricated at the Zeton, Inc. facility in Canada. That fabrication will also begin in the fall, with full-scale pilot operations expected to commence in 2027.

Metallurgical Coal Sales, Marketing and Growth Projects:

●	As of June 30, sales commitments for 2026 totaled 3.8 million tons, equal to slightly more than 100% of 2026 production guidance at the midpoint of 3.75 million tons.

●	Of this total, 1.1 million tons are committed to North American customers at an average realized fixed price of $138 per ton, and an additional 1.4 million tons are committed to seaborne customers at an average fixed price of $108 per ton. In total, 2.5 million tons are committed at an average fixed price of $121 per ton. A further 1.3 million export tons are committed to seaborne customers at index-linked pricing and are not yet priced.

●	U.S. low-vol and high-vol indices were flat in the second quarter of 2026 versus the first quarter of 2026. Current spot prices are marginally below second quarter averages. U.S. low-vol indices currently sit roughly $40 per ton higher than U.S. high-vol averages, with strength in the U.S. low-vol market coinciding with relative strength in the Australian premium low-vol market.

●	Reflecting low-vol strength, we announced the initiation of the first two underground sections at our Maben low-vol Complex. In addition, at our Berwind Complex the Laurel Fork Mine has restarted, and we also anticipate the third section at our Berwind Mine to be operational this September. At full production, these projects are expected to add approximately 100,000-200,000 tons in 2026 and subsequently more than 1 million annualized tons of low-vol production as these new mines are developed.

●	Construction of a new rail loadout at our low-vol Maben Complex remains on track for completion in the fourth quarter. This loadout is anticipated to reduce current trucking costs by roughly $20 per ton at this complex.

Metallurgical Coal Guidance:

●	The Company is providing guidance updates related to its strategic shift to grow low-vol metallurgical coal production to roughly 50% of its overall slate.

●	Based on continued weakness in high-vol market conditions, full-year 2026 production guidance is now 3.6 – 3.9 million tons, down from 3.7 – 4.1 million tons.

●	Despite strong first-quartile cash costs, the Company is proactively idling one section at its high-vol Stonecoal Mine at its Elk Creek Complex due to weak high-vol market conditions.

●	Full-year 2026 sales guidance is being reduced accordingly to 4.0 – 4.3 million tons, from 4.1 – 4.5 million tons.

●	The Company is maintaining the midpoint of its full-year 2026 cash cost per ton sold guidance, at $96 - $99 per ton versus $95 - $100 per ton previously despite projected lower production. We expect third-quarter cash costs to trend toward the higher end of the full-year range on the back of continued elevated fuel costs related to the Iranian conflict.

●	The Company now expects full-year 2026 capital expenditures to be $92 - $97 million versus $85 - $90 million previously. The increase reflects capital spending on the aforementioned Maben underground low-vol growth project.

●	We expect coal shipments of between 950,000 and 1,100,000 tons for the third quarter of 2026, with the ability to increase shipments depending on market conditions.

●	The Company is adjusting other non-operational full-year 2026 guidance items, which can be found in our detailed guidance tables.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer, commented, “As we continue to adjust our operations and corporate structure toward a dual platform model, we achieved a number of meaningful milestones over the past few months and indeed over the past week.

●	First, on our critical mineral front, we recently released the long-awaited Hatch conceptual study along with an accompanying Shareholder Letter describing the results of shifting the process method in the proposed refinery to a carbochlorination technique.
●	Internal modeling using financial capital and operating cost information from Hatch shows a potential NPV of $8 billion and average annual adjusted EBITDA of $1.3 billion for the Brook Project. Preliminary capital cost for the refinery portion of the Brook Project and timing also increased as outlined in both the Report and my Shareholder Letter.
●	The Hatch report validated our decision to pursue the new carbochlorination refining process. We intend to pursue various testing and engineering optimization to improve on project economics, timing and capital costs.
●	On our core metallurgical coal business, despite continued market weakness we continued to deliver strong operational results, again achieving sub-$100 per ton cash mine costs for the fourth quarter in a row.
●	We are also advancing our transformation to become a primarily low-vol metallurgical coal producer. We expect over the next few years that 50% or more of our output will be high-quality low-vol coal.
●	Lastly, to date this year we have repurchased more than 8% of our Class A shares, for almost $66 million. This reflects what we regard as a prudent use of liquidity given what we perceive as an undervaluation of our stock price at current levels.

Last week, I released a Letter to Shareholders on the back of the finalization of the Hatch conceptual study. Importantly, the letter shows that roughly three quarters of our anticipated Brook Mine revenue will be tied to key critical mineral commodities whose main demand driver is the semiconductor industry. As a reflection of the projected growth trajectory of several key markets from data centers to AI, we view this as an important alignment of the Brook Mine with strong existing and dramatically expanding markets for our planned future oxide and metals product slate.

We believe the economics of the Brook Project are strong. We hope they will be enhanced and strengthened as we methodically move forward.

Initial reaction to my Letter has reflected the reality that development and construction of a complex carbo-chemical critical minerals refinery, even using known technology, involves both a long lead time and large amounts of capital.

This project is a reflection of the supply chain dilemma that the United States currently faces. China has built upstream and midstream capacity over a 30+ year period. Even with U.S. Governmental encouragement and financial assistance to build the infrastructure necessary to solve this strategic long-term problem, it is not a quick fix.

We intend to continue moving forward to help resolve this problem.

We always remind ourselves that, fundamentally, the Brook Mine remains a unique upstream opportunity and is what we believe to be the largest unconventional deposit of rare earth elements and critical minerals discovered to date in the United States. Even at currently permitted levels, on roughly one-third of the mine’s total acreage, we should be able to operate the mine for generations.

This deposit contains what we now believe are some of the most valuable critical minerals and rare earths needed to solve the supply chain crisis. Indeed, it could supply feedstock capacity for critical mineral products which would address a large portion of both U.S. and foreign demand.

On the midstream side, now that we have determined that carbochlorination is the optimal processing technique for refining and separating our coal-based feedstock, over the coming months we hope to provide additional independent analysis to improve on both economics and timing of the refinery portion of the Brook Project.

I noted that our current figures do not factor in potential economic upside from the patent-pending use of blending e-waste and PVC into our existing critical mineral feedstock.

We are also continuing to evaluate the deposit for additional critical minerals and rare earth elements within the deposit, which we intend to disclose as more complete assay information becomes available from our extensive ongoing testing. We continue ongoing geological, chemical and metallurgical testing to frame both the resource and ultimately reserve potential of the remaining roughly 11,500 acres.

On downstream marketing, we remain in advanced stages regarding potential domestic and international both strategic and governmental offtake transactions. These offtake discussions continue to progress as the flowsheet is further defined. We look forward to being able to disclose offtake transactions as they are finalized.

We are well financed to advance the Brook Project through all stages of project development up to construction of the critical mineral refinery. Indeed, we believe that we have sufficient capital for all mining aspects of the project. Our future financing for the refinery has taken on new optionality given the potential levels of cash flow generated from both the expected refining and downstream trading operations as well as from our strategic stockpile and terminal.

We are currently in multiple discussions regarding non-dilutive third-party project financing to develop the Critical Mineral Refining complex, which may involve the public and/or private sectors. These discussions, just like our marketing efforts, will now proceed on an accelerated basis now that we have the Hatch report’s technical findings as a starting point.

We are mindful of the challenges ahead to develop this unique complex over the coming years. I have used the expression “transformative” before. Few could argue that the critical mineral business alongside our metallurgical coal business is a transformative step.

Given the Brook Mine’s importance not only to Ramaco, but also to the United States and friendly aligned nations, we continue to proceed methodically and look forward to discussing future milestones as they mature into disclosable matters.

Moving to our legacy metallurgical coal business, in June our Board approved a $25 million development project for the first two underground sections at our Maben Complex, with spending planned over the next 12 months. Given stronger low-vol market conditions, we anticipate this current expansion at Maben will add 0.6 million premium low-vol tons of production at full capacity. This coal we expect to have cash margins roughly double the Company’s overall second quarter margins. Maben’s expansion will also translate into ultimate production levels of roughly 1.5 million tons annually from Maben, once the third and fourth underground sections are added.

When combined with our previously announced growth at our Berwind Complex, our ongoing low-vol growth projects are expected to add more than 1 million annualized tons of low-vol production in 2027, when Berwind and the two underground sections at Maben are fully operational in the second half of next year. This will support our strategic objective of increasing low-vol production to at least 50% of our total production, up from roughly 25% today.

I would like to once again commend our metallurgical operations team. Our second quarter cash mine cost per ton sold of $99 represented the fourth consecutive quarter of sub-$100 per ton cash cost. This was achieved despite diesel prices increasing by approximately 33% in the second quarter compared to the first quarter. Based on this operational discipline, our cash costs remain in the first quartile of the U.S. metallurgical coal cost curve.

Lastly, I will comment on our share repurchase program. During the second quarter we repurchased 3.5 million Class A common shares in the open market at an average price of $14.41 per share, spending roughly $51 million. Year to date, we have repurchased nearly 4.6 million Class A common shares, over 8%, at an average price of $14.44. Our view is that these repurchases represented a prudent use of our capital, which we will continue to review as market conditions present themselves.

In summary, this quarter has been a watershed in our overall growth strategy as well as our dual platform evolution. We are excited about the continued progress we have made in our critical mineral business at the Brook Mine and the projected potential for future development of our unique deposit resource. We look forward to announcing continued future milestones in the coming months. We are also pleased with the advancements and production acceleration in our low-vol metallurgical coal growth program. In a still-challenging market landscape, we are exercising the discipline and control needed to successfully position for future improvements in the overall metallurgical markets.”

 Key operational and financial metrics are presented below (unaudited):

Key Metrics
	2Q26	1Q26	Chg.	2Q25	Chg.	2026 YTD	2025 YTD	Chg.
Total Tons Sold ('000)	1,056	892	18%	1,079	(2)%	1,948	2,024	(4)%
Total Tons Produced ('000)	931	951	(2)%	999	(7)%	1,883	1,989	(5)%
Liquidity ($mm)	$400.1	$488.8	(18)%	$87.3	358%	$400.1	$87.3	358%
Revenue ($mm)	$144.8	$121.6	19%	$153.0	(5)%	$266.4	$287.6	(7)%
Cost of Sales ($mm)	$128.2	$108.5	18%	$134.2	(4)%	$236.7	$248.3	(5)%
Non-GAAP Revenue of Tons Sold ($/Ton) (a)	$116	$114	2%	$123	(6)%	$115	$123	(7)%
Non-GAAP Cash Cost of Sales ($/Ton) (a)	$99	$98	1%	$103	(4)%	$98	$101	(3)%
Non-GAAP Cash Margins on Tons Sold ($/Ton) (a)	$17	$16	6%	$20	(15)%	$17	$22	(24)%
Net Income (Loss) ($mm)	$(15.4)	$(18.3)	16%	$(14.0)	(10)%	$(33.7)	$(23.4)	(44)%
Diluted EPS - Class A Common Stock	$(0.26)	$(0.30)	13%	$(0.29)	10%	$(0.56)	$(0.48)	(17)%
Diluted EPS - Class B Common Stock	$(0.13)	$(0.15)	13%	$(0.12)	(8)%	$(0.28)	$(0.31)	10%
Adjusted EBITDA ($mm) (a)	$5.7	$(1.8)	418%	$9.0	(37)%	$3.9	$18.8	(79)%
Cash Capex ($mm)	$27.4	$17.1	60%	$15.1	81%	$44.5	$35.5	25%
(1)	See “Reconciliation of Non-GAAP Measures.” Differences may occur due to rounding.

SECOND QUARTER 2026 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the second quarter of 2026, unless specified otherwise.

Quarterly 2026 over 2025 Year Comparison

Overall coal production of 931,000 tons in the second quarter of 2026 was down 7% from the same period of 2025. The decline was largely due to the previously announced idling of higher-cost metallurgical coal production prompted by weak market conditions.

U.S. high-vol metallurgical coal indices fell 6% versus the second quarter of 2025. As a result, quarterly pricing was $116 per ton, or 6% lower, compared to $123 per ton in the second quarter of 2025. Of note, Australian premium low-vol indices were up 29% year-over-year in the second quarter of 2026, while U.S. low-vol indices were up almost 10% year-over-year.

Cash mine costs were $99 per ton sold, excluding transportation costs and idle mine costs, and were 4% lower than in the same period of 2025 on the back of continued gains in productivity.

Resultant cash margins were $17 per ton during the second quarter, down 15% from $20 per ton in the same period of 2025. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Quarterly 2026 Sequential Comparison

Second quarter of 2026 production of 931,000 tons was down 2% from the first quarter of 2026. The decrease was due to high-vol production discipline in the current challenging market environment.

Second quarter of 2026 sales of 1,056,000 tons were up 18% from the first quarter of 2026, slightly exceeding our guidance.

Realized second quarter pricing of $116 per ton was up 2% from $114 per ton in the first quarter of 2026. This increase was primarily due to a higher percentage of second quarter shipments linked to either U.S. or Australian low-vol indices.

Quarterly cash costs of $99 per ton were up $1 per ton, or 1%, compared to the first quarter of 2026. The slight increase in cash costs was largely due to higher diesel prices. Quarterly cash margins were $17 per ton, up 6% compared to the first quarter, mainly due to favorable pricing. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of June 30, 2026, the Company had liquidity of $400.1 million, consisting of approximately $282.5 million of cash and $117.6 million of borrowing availability under our revolving credit facility. There were zero borrowings under our revolving credit facility as of June 30, 2026. Liquidity was up nearly 360% compared to the same period of 2025.

Quarterly capital expenditures totaled $27.4 million, up 81% compared to $15.1 million in the same period of 2025. This compared to $17.1 million for the first quarter of 2026. The increase was driven by the ramp-up of the Company’s low-vol growth projects at both the Berwind and Maben Complexes.

For the second quarter of 2026, the Company recognized an income tax benefit of $4.2 million, an approximate 21% effective tax benefit rate, excluding the impact of discrete items.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Six months ended June 30,
	June 30,	March 31,	June 30,
In thousands, except per ton amounts	2026	2026	2025	2026	2025

Sales Volume (tons)	1,056	892	1,079	1,948	2,024

Company Production (tons)
Elk Creek Mining Complex	701	717	688	1,418	1,375
Berwind Mining Complex (includes Knox Creek and Maben)	230	234	311	465	614
Total	931	951	999	1,883	1,989

Per Ton Financial Metrics (a)
Average revenue per ton	$116	$114	$123	$115	$123
Average cash costs of coal sold	99	98	103	98	101
Average cash margin per ton	$17	$16	$20	$17	$22

Cash Capital Expenditures	$27,401	$17,100	$15,149	$44,501	$35,461

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

Class B Dividend

Relating to its Class B common shares, the Board declared a stock dividend of $0.1535 per share of Class B common stock payable in shares of the Company’s Class B common stock on September 25, 2026 (the “Payment Date”), to shareholders of record as of the close of Nasdaq on September 11, 2026 (the “Record Date”). The dividend will be paid in Class B common stock and the amount of shares to be issued per share owned will be determined by dividing the dividend amount by the closing transaction price of the Class B common stock at the close of the market on the Record Date.

No fractional shares will be issued in connection with the stock dividend. In lieu of the issuance of fractional shares, the Company will pay in cash on the Payment Date the fair value of the fractions of a share issuable, determined as of the close of Nasdaq on the Record Date and based upon the closing transaction price per share of the Class B common stock reported by Nasdaq on that date.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2026 Guidance	2025

Company Production (tons)	3,600 - 3,900	3,826

Sales (tons) (a)	4,000 - 4,300	3,834

Cash Costs Per Ton Sold (b)	$96 - 99	$98

Other
Capital Expenditures (c)	$92,000 - 97,000	$64,282
Selling, general and administrative expense (d)	$70,000 - 74,000	$69,363
Depreciation, depletion, and amortization expense	$72,000 - 76,000	$68,155
Interest expense, net	$3,000 - 4,000	$7,804
Effective tax rate (e)	20 - 25%	17%
Idle Mine and Other Costs	$3,000 - 4,000	$3,059

(a)	Includes purchased coal.
(b)	Excludes transportation costs and idle mine costs.
(c)	Excludes capitalized interest.
(d)	Includes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2026 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2026
	Volume (Tons)	Average Price/Ton
North America, fixed priced	1.1	$138
Seaborne, fixed priced	1.4	108
Total, fixed priced	2.5	$121
Index priced	1.3
Total committed tons	3.8

(a)	Amounts as of June 30, 2026 include purchased coal. Totals may not add due to rounding. Includes impact from demurrage and other logistics and related fees.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia and southwestern Virginia, and is exploring a coal, rare earth, and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

SECOND QUARTER 2026 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 11:00 AM Eastern Time (ET) on Wednesday, August 5, 2026. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on August 5, 2026:

Domestic Live: (833) 890-6680

International Live: (412) 564-6129

Conference ID: Ramaco Resources Second Quarter 2026 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to future production volumes and sales, anticipated capital expenditures, expected demand for metallurgical coal, the development and commercialization of the Brook Mine rare earth and critical mineral project, projected operating costs and margins, and the Company’s financial guidance and outlook. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company's ability to successfully develop the exploratory Brook Mine rare earth and critical mineral project, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the inferred mineral resources estimated at Brook Mine will be converted into higher confidence mineral resources and eventually mineral reserves in the future. Rare earth and critical minerals are a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth and other critical mineral capabilities.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2026	2025	2026	2025

Revenue	$144,799	$152,959	$266,412	$287,615

Costs and expenses
Cost of sales (exclusive of items shown separately below)	128,176	134,182	236,690	248,314
Asset retirement obligations accretion	483	402	989	804
Depreciation, depletion, and amortization	16,811	17,038	33,424	34,580
Selling, general, and administrative	17,577	15,181	37,862	29,783
Total costs and expenses	163,047	166,803	308,965	313,481

Operating (loss) income	(18,248)	(13,844)	(42,553)	(25,866)

Other income (expense), net	189	658	674	1,163
Interest expense, net	(1,519)	(2,818)	(1,853)	(5,048)
(Loss) income before tax	(19,578)	(16,004)	(43,732)	(29,751)
Income tax benefit (expense)	4,163	2,030	9,998	6,320
Net (loss) income	$(15,415)	$(13,974)	$(33,734)	$(23,431)

Earnings per common share
Basic - Class A	$(0.26)	$(0.29)	$(0.56)	$(0.48)
Basic - Class B	$(0.13)	$(0.12)	$(0.28)	$(0.31)

Diluted - Class A	$(0.26)	$(0.29)	$(0.56)	$(0.48)
Diluted - Class B	$(0.13)	$(0.12)	$(0.28)	$(0.31)

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	June 30, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$282,535	$440,347
Accounts receivable	60,747	54,354
Inventories	100,367	87,155
Prepaid expenses and other	16,992	15,750
Total current assets	460,641	597,606
Property, plant, and equipment, net	533,200	511,943
Financing lease right-of-use assets, net	13,703	15,763
Advanced coal royalties	6,519	5,815
Other	10,615	9,442
Total Assets	$1,024,678	$1,140,569

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$49,964	$41,600
Accrued liabilities	50,091	54,724
Current portion of asset retirement obligations	997	1,797
Current portion of long-term debt	—	56
Current portion of financing lease obligations	7,446	7,281
Insurance financing liability	341	4,042
Total current liabilities	108,839	109,500
Asset retirement obligations, net	34,754	33,122
Long-term financing lease obligations, net	8,162	10,184
Long-term debt, net	452,810	451,361
Deferred tax liability, net	34,306	44,309
Other long-term liabilities	9,740	8,527
Total liabilities	648,611	657,003

Commitments and contingencies

Stockholders' Equity
Class A common stock, $0.01 par value	457	445
Class B common stock, $0.01 par value	111	106
Additional paid-in capital	475,891	483,326
Treasury stock	(66,343)	—
Retained earnings	(34,049)	(311)
Total stockholders' equity	376,067	483,566
Total Liabilities and Stockholders' Equity	$1,024,678	$1,140,569

Ramaco Resources, Inc.

Unaudited Consolidated Statement of Cash Flows

	Six months ended June 30,
In thousands	2026	2025
Cash flows from (used in) operating activities:
Net income (loss)	$(33,734)	$(23,431)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Accretion of asset retirement obligations	989	804
Depreciation, depletion, and amortization	33,424	34,580
Amortization of debt issuance costs	1,852	711
Stock-based compensation	9,883	8,113
(Gain)/loss on disposal of assets	(448)	—
Deferred income taxes	(10,003)	(6,338)
Changes in operating assets and liabilities:
Accounts receivable	(6,393)	17,639
Prepaid expenses and other current assets	(1,612)	6,158
Inventories	(13,212)	(15,952)
Other assets and liabilities	(43)	(789)
Accounts payable	3,692	7,491
Accrued liabilities	(6,825)	(7,207)
Net cash from (used in) operating activities	(22,430)	21,779

Cash flows from (used in) investing activities:
Capital expenditures	(44,630)	(35,461)
Capitalized interest	(791)	(713)
Other	1,043	(181)
Net cash used in investing activities	(44,378)	(36,355)

Cash flows from (used in) financing activities:
Proceeds from borrowings	—	47,000
Repayment of borrowings	(56)	(22,196)
Purchase of treasury shares	(65,934)	—
Payment of dividends	—	(4,340)
Repayments of insurance financing	(3,701)	(3,874)
Repayments of equipment finance leases	(3,442)	(4,146)
Payment of debt issuance costs	(252)	(67)
Shares surrendered for withholding taxes payable	(17,619)	(2,680)
Net cash from (used in) financing activities	(91,004)	9,697

Net change in cash and cash equivalents and restricted cash	(157,812)	(4,879)
Cash and cash equivalents and restricted cash, beginning of period	441,168	33,823
Cash and cash equivalents and restricted cash, end of period	283,356	28,944

Cash and cash equivalents	282,535	28,130
Restricted cash	821	814
Total cash, cash equivalents and restricted cash	283,356	28,944

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; accretion of asset retirement obligations; and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q2	Q1	Q2	Six months ended June 30,
(In thousands)	2026	2026	2025	2026	2025

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(15,415)	$(18,319)	$(13,974)	$(33,734)	$(23,431)
Depreciation, depletion, and amortization	16,811	16,613	17,038	33,424	34,580
Interest expense, net	1,519	334	2,818	1,853	5,048
Income tax (benefit) expense	(4,163)	(5,835)	(2,030)	(9,998)	(6,320)
EBITDA	(1,248)	(7,207)	3,852	(8,455)	9,877
Stock-based compensation	5,912	4,908	4,751	10,820	8,113
Other expense (a)	557	—	—	557	—
Accretion of asset retirement obligation	483	506	402	989	804
Adjusted EBITDA	$5,704	$(1,793)	$9,005	$3,911	$18,794

(a)	Represents non-recurring expenses incurred in connection with our internal reorganization.

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q2	Q1	Q2	Six months ended June 30,
(In thousands, except per ton amounts)	2026	2026	2025	2026	2025
Metallurgical Coal Segment
Revenue	$144,799	$121,613	$152,959	$266,412	$287,615
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	22,483	20,202	20,607	42,685	39,650
Non-GAAP revenue (FOB mine)	$122,316	$101,411	$132,352	$223,727	$247,965
Tons sold	1,056	892	1,079	1,948	2,024
Non-GAAP revenue per ton sold (FOB mine)	$116	$114	$123	$115	$123

Non-GAAP cash cost per ton (unaudited)

	Q2	Q1	Q2	Six months ended June 30,
(In thousands, except per ton amounts)	2026	2026	2025	2026	2025
Metallurgical Coal Segment
Cost of sales	$128,176	$108,514	$132,264	$236,690	$244,484
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	22,469	19,967	20,673	42,436	39,671
Idle and other costs	1,256	1,367	686	2,623	1,144
Non-GAAP cash cost of sales	$104,451	$87,180	$110,905	$191,631	$203,669
Tons sold	1,056	892	1,079	1,948	2,024
Non-GAAP cash cost per ton sold (FOB mine)	$99	$98	$103	$98	$101

Non-GAAP cash margins on tons sold	$17	$16	$20	$17	$22

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

# # #